SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

(Amendment No. 2)*

1st United Bancorp, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

33740N105
(CUSIP Number)

December 31, 2011
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 17 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33740N105	13G/A	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSONS Endicott Opportunity Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 188,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 188,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 188,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 33740N105	13G/A	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSONS Endicott Opportunity Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,718,518
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,718,518
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,718,518
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 33740N105	13G/A	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSONS Endicott Opportunity Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,009,800
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,009,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,009,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 33740N105	13G/A	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSONS Endicott Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 99,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 99,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 33740N105	13G/A	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSONS W.R.D. Endicott, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 188,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 188,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 188,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 33740N105	13G/A	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSONS W.R. Endicott IIP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,718,518
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,718,518
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,718,518
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 33740N105	13G/A	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSONS W.R. Endicott III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,009,800
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,009,800
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,009,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 33740N105	13G/A	Page 9 of 17 Pages

1	NAMES OF REPORTING PERSONS W.R. Endicott II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 99,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 99,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 33740N105	13G/A	Page 10 of 17 Pages

1	NAMES OF REPORTING PERSONS Endicott Management Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,015,318
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,015,318
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,015,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 33740N105	13G/A	Page 11 of 17 Pages

1	NAMES OF REPORTING PERSONS Wayne K. Goldstein (in the capacity described herein)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,015,318
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,015,318
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,015,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 33740N105	13G/A	Page 12 of 17 Pages

1	NAMES OF REPORTING PERSONS Robert I. Usdan (in the capacity described herein)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,015,318
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,015,318
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,015,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 33740N105	13G/A	Page 13 of 17 Pages

Item 1 (a).	NAME OF ISSUER:

The name of the issuer is 1st United Bancorp, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Company's principal executive offices are located at One North Federal Highway, Boca Raton, FL 33432.

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	Endicott Opportunity Partners, L.P., a Delaware limited partnership ("EOP"), with respect to Shares (as defined in Item 2(d)) directly owned by EOP;

(ii)	Endicott Opportunity Partners II, L.P., a Delaware limited partnership ("EOP II"), with respect to Shares directly owned by EOP II;

(iii)	Endicott Opportunity Partners III, L.P., a Delaware limited partnership ("EOP III"), with respect to Shares directly owned by EOP III;

(iv)	Endicott Partners II, L.P., a Delaware limited partnership ("EP II"), with respect to Shares directly owned by EP II;

(v)	W.R.D. Endicott, L.L.C., a Delaware limited liability company ("WRD LLC") and general partner of EOP, with respect to Shares directly owned by EOP;

(vi)	W.R. Endicott IIP, L.L.C., a Delaware limited liability company ("WR LLC") and general partner of EOP II, with respect to Shares directly owned by EOP II;

(vii)	W.R. Endicott III, L.L.C., a Delaware limited liability company ("WR III LLC") and general partner of EOP III, with respect to Shares directly owned by EOP III;

(viii)	W.R. Endicott II, L.L.C., a Delaware limited liability company ("WR II LLC") and general partner of EP II, with respect to Shares directly owned by EP II;

(ix)	Endicott Management Company, a Delaware S-Corporation ("EMC") and Investment Manager to EOP, EOP II, EOP III and EP II, with respect to Shares directly owned by EOP, EOP II, EOP III and EP II;

(x)
Wayne K. Goldstein ("Mr. Goldstein"), who serves as a Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WR III LLC and WR II LLC, with respect to Shares directly owned by EOP, EOP II, EOP III and EP II; and

(ii)
Robert I. Usdan ("Mr. Usdan"), who serves as a Co-President and a director of EMC and a managing member of WRD LLC, WR LLC, WR III LLC and WR II LLC, with respect to Shares directly owned by EOP, EOP II, EOP III and EP II.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The filing of this statement should not be construed as an admission that any of the Reporting Persons are, for the purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

CUSIP No. 33740N105	13G/A	Page 14 of 17 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business offices of each of:  (i) EOP; (ii) EOP II; (iii) EOP III; (iv) EP II; (v) WRD LLC; (vi) WR LLC; (vii) WR III LLC; (viii) WR II LLC; (ix) EMC, (x) Mr. Goldstein; and (xi) Mr. Usdan is 360 Madison Avenue, 21st Floor, New York, NY  10017.

Item 2(c).	CITIZENSHIP:

EOP - a Delaware limited partnership
EOP II - a Delaware limited partnership
EOP III - a Delaware limited partnership
EP II - a Delaware limited partnership
WRD LLC - a Delaware limited liability company
WR LLC - a Delaware limited liability company
WR III LLC - a Delaware limited liability company
WR II LLC - a Delaware limited liability company
EMC - a Delaware S-Corporation
Mr. Goldstein - United States
Mr. Usdan - United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:
Common Stock, $0.01 par value (the "Shares").

Item 2(e).	CUSIP NUMBER:

33740N105

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J),
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

Item 4.	OWNERSHIP.
The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each Reporting Person.

The Company's Form 10-K, filed on February 8, 2012, indicates that the total number of outstanding shares of Common Stock as of February 1, 2012 was 30,569,032.  The percentages used herein and in the rest of the Schedule 13G/A are based upon such number of shares of Common Stock outstanding.

CUSIP No. 33740N105	13G/A	Page 15 of 17 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

EOP is a private investment partnership, the general partner of which is WRD LLC.  As the general partner of EOP, WRD LLC has the power to vote and dispose of the securities owned by EOP and, accordingly, may be deemed the "beneficial owner" of such securities.  EOP II is a private investment partnership, the general partner of which is WR LLC.  As the general partner of EOP II, WR LLC has the power to vote and dispose of the securities owned by EOP II and, accordingly, may be deemed the "beneficial owner" of such securities.  EOP III is a private investment partnership, the general partner of which is WR III LLC.  As the general partner of EOP III, WR III LLC has the power to vote and dispose of the securities owned by EOP III and, accordingly, may be deemed the "beneficial owner" of such securities.  EP II is a private investment partnership, the general partner of which is WR II LLC.   As the general partner of EP II, WR II LLC has the power to vote and dispose of the securities owned by EP II and, accordingly, may be deemed the "beneficial owner" of such securities.

The managing members of WRD LLC, WR LLC, WR III and WR II LLC are Mr. Goldstein and Mr. Usdan.

EMC, the Investment Manager of EOP, EOP II, EOP III and EPII has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by EOP, EOP II, EOP III and EP II, and accordingly may be deemed the "beneficial owner" of such shares of Common Stock.  Mr. Goldstein and Mr. Usdan are the Co-Presidents, sole directors and sole shareholders of EMC.

The limited partners and the general partners of EOP, EOP II, EOP III and EP II have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of EOP, EOP II, EOP III and EP II in accordance with their ownership interests in such entities.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
See Item 2.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

Item 10.	CERTIFICATION.
Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 33740N105	13G/A	Page 16 of 17 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2012

ENDICOTT OPPORTUNITY PARTNERS, L.P.
BY:	W.R.D. Endicott, L.L.C.
its general partner

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

ENDICOTT OPPORTUNITY PARTNERS II, L.P.
BY:	W.R. Endicott IIP, L.L.C.
its general partner

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

ENDICOTT OPPORTUNITY PARTNERS III, L.P.
BY:	W.R. Endicott III, L.L.C.
its general partner

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

ENDICOTT PARTNERS II, L.P.
BY:	W.R. Endicott II, L.L.C.
its general partner

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

W.R.D. ENDICOTT, L.L.C.

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

CUSIP No. 33740N105	13G/A	Page 17 of 17 Pages

W.R. ENDICOTT IIP, L.L.C.

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

W.R. ENDICOTT III, L.L.C.

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

W.R. ENDICOTT II, L.L.C.

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Managing Member

ENDICOTT MANAGEMENT COMPANY

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein
Authorized Signatory

WAYNE K. GOLDSTEIN, INDIVIDUALLY

BY:	/s/ Wayne K. Goldstein
Wayne K. Goldstein

ROBERT I. USDAN, INDIVIDUALLY

BY:	/s/ Robert I. Usdan
Robert I. Usdan